Exhibit 19.1
Securities Trading Policy

January 1, 2025
Purpose

The purpose of this policy is to establish standards of The Travelers Companies, Inc. (the “Company” or “Travelers”) and its subsidiaries with respect to transactions in Company securities and securities of certain other companies with which the Company has a relationship in order to promote compliance with insider trading laws, rules and regulations.

Covered Persons

Section I of this Securities Trading Policy (“Policy”) applies to all directors, officers and employees of the Company and its subsidiaries.

Section II of this Policy applies only to Restricted Persons. For purposes of this Policy, “Restricted Person” means directors, senior officers, including those officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), members of the Company’s Management Committee and certain other employees who in the course of their employment are expected to have knowledge of material non-public information about the Company on a quarterly basis or who are notified from time to time by the Corporate Secretary that they are designated employees.

The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

Restrictions described in this Policy that apply to you also apply to your spouse, minor children and anyone else living in your household, partnerships in which you are a general partner, corporations or other entities that you control, trusts of which you are a trustee and estates of which you are an executor (collectively, “Related Parties”). You are expected to be responsible for your Related Parties’ compliance with this Policy.

I.Restrictions Applicable to All Directors, Officers and Employees

General Policy Statement

At any time you are aware of material non-public information relating to the Company:

•you and anyone acting on your behalf, such as a broker for a managed account, may not engage in any transaction in securities of the Company, except as otherwise specified below, or engage in any other action to take advantage of that information; and

•you may not provide that information to any person (except to other employees who need to know the information to perform their duties) or suggest or otherwise recommend that any such person buy or sell securities of the Company or engage in any other action to take advantage of that information.

This Policy continues to apply after termination of your employment or service as a director, as the case may be, to the extent that you are in possession of material non-public information at the time of termination. In such case, no transaction may take place until the information becomes public or ceases to be material.

This Policy also applies to information obtained in the course of your employment with, or service as a director of, the Company, relating to any other company, including: (i) our customers or suppliers, (ii) any company with which we may be negotiating a transaction or business combination, (iii) any company in whose securities the Company invests or (iv) any company as to which we have an direct or indirect control relationship or a designee on the board of directors.

You may not execute transactions in the securities of any such other company while in possession of material non-public information concerning such company that was obtained in the course of your employment with, or service as a director of, the Company. As discussed below, such information also may not be tipped to other persons.

20-20 Hindsight. Remember, if your securities transactions are investigated, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception.

Policy Specifics

Securities. References to “security” or “securities” includes the Company’s common stock (“Common Stock”), other stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options) or other similar instruments.

Trading and Transactions. References to “trade,” “trading” and “transactions” mean broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts, contributions to charitable organizations, pledges, exercises of stock options granted under Company stock plans, sales of Common Stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.

Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities, whether or not that information would affect the price of the securities. Either positive or negative information may be material. Common examples may include, but are not limited to, a company’s earnings; projections of future earnings or losses, or other guidance concerning earnings, dividends or share buybacks; a pending or proposed merger, joint venture, acquisition or tender offer; or a significant disruption in operations or loss, potential loss, breach or unauthorized access of a company’s property or assets, including its facilities, data and information technology infrastructure.

Non-public Information. Information is “non-public” until it has been broadly disclosed to the marketplace, such as through a press release or filing with the Securities and Exchange Commission (“SEC”), and the marketplace has had time to absorb the information. As a general rule, you may not execute a securities transaction until two (2) full trading days after the day the information is broadly released.

Tipping Information to Others. You must not provide material non-public information to others, except to other employees who need to know the information to perform their duties. This applies regardless of whether you derive, or even intend to derive, any profit or other benefit from another’s actions.

Transactions Under Company Plans. The above trading restrictions do not apply to the exercise of employee stock options pursuant to the automatic exercise of in-the-money options that are about to expire under the terms of the option agreement or pursuant to the cash purchase method of exercise (so long as applicable taxes are paid in cash and not by withholding shares); however, they do apply to any sale of Common Stock received upon exercise of options and to any other discretionary exercise of a stock option. This Policy also applies to the following elections under the Company’s 401(k) plan: (i) intra-plan transfers of an existing balance out of a Common Stock fund, and (ii) borrowing money against the account if the loan results in selling any portion of a Common Stock fund.

Confidentiality Obligations. This Policy is designed to avoid misuse of material non-public information in violation of the securities laws. However, these restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has under the Company’s Confidentiality Policy to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of employment with, or by serving as a director of, the Company. No such information may be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as provided in the Company’s Confidentiality Policy.

Selective Disclosure. Regulation FD promulgated under the Securities Exchange Act of 1934, as amended, prohibits selectively disclosing material non-public information. The Company has procedures for releasing material information so that it is broadly and publicly disseminated by designated Company spokespersons. As such, you may not disclose material non-public information to any person outside the Company, except in accordance with these procedures. This prohibition extends to any form of disclosure, including through the use of social media on behalf of the Company or for any other purpose.

Other Prohibited Transactions

Because the Company believes it is improper and inappropriate for directors, officers and employees to engage in short-term or speculative transactions involving the Company’s securities, you may not engage in any of the following activities with respect to securities of the Company:

1.Purchases of Company securities on margin. You may not pledge Company securities, including as part of a margin account, unless there are special circumstances and you have secured the prior written consent of the General Counsel or Corporate Secretary.

2.Short sales of Company securities (i.e., selling stock you do not own and borrowing the shares to make delivery).

3.Buying or selling puts, calls or other derivatives in respect of Company securities.

4.Arbitrage trading or “day trading” in Company securities.

The Company prohibits hedging transactions with respect to Company securities. Hedges involving Company securities can raise issues under the U.S. federal securities laws and may create disclosure obligations for the person and the Company.

Rule 10b5-1 Plans

Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, provides a defense against insider trading liability for trades that are executed pursuant to a pre-existing written plan or arrangement that meets specified conditions. The trading plans must be properly documented, and all of the procedural conditions of the rule must be satisfied to avoid liability. The Corporate Secretary and her staff must approve any such plan in advance.

II.Additional Restrictions Applicable to Restricted Persons

Restricted Periods and Trading Windows

Restricted Persons may engage in transactions in securities of the Company only during certain trading window periods and may not engage in transactions in securities of the Company during any restricted period, as described below. Restricted Persons who cease employment with, or cease service as a director of, the Company during a restricted period will remain subject to the restrictions until the end of such period.

Regular Quarterly Restricted Periods. The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Since Restricted Persons are assumed to be aware of quarterly financial results before such results are made publicly available, they will be subject to quarterly restricted periods with respect to trading in Company securities. These restricted periods are in addition to the general rules above prohibiting transactions in the Company’s securities at any time while in possession of material non-public information.

The Corporate Secretary will notify Restricted Persons of the commencement of the quarterly restricted periods and the opening of any trading window. Generally, the regular quarterly restricted period is the first day of the last calendar month of any Company fiscal quarter through the end of the second (2) full business day following the public release of earnings for that quarter.

Other Restricted Periods. The Company may from time to time determine that trading in the Company’s securities is inappropriate and may impose a separate restricted period at any time. For example, a restricted period may be imposed shortly before issuing interim earnings guidance, upon the occurrence of large catastrophes or during periods when an acquisition or other significant business transactions are being discussed. The Corporate Secretary will notify persons subject to these restrictions of the commencement of the restricted period or of any prohibition on trading during a non-quarterly restricted period.

Transactions Under Company Plans. The restricted periods will not apply to the following exercises of stock options granted under the Company’s stock plans: (i) the cash purchase method of exercise (so long as taxes are paid in cash, rather than by withholding shares) and (ii) the automatic exercise of in-the-money options that are about to expire pursuant to the terms of the option agreement. However, the restricted periods will apply to any sale of Common Stock acquired from such exercises. With respect to any Common Stock held within the Company’s 401(k) plan, during restricted periods you may not (i) execute intra-plan transfers of an existing balance out of a Common Stock fund, or (ii) borrow money against the account if the loan results in selling any portion of a Common Stock fund. Finally, you may not establish a Rule 10b5-1 plan during any restricted period. Agreements establishing Fidelity 401(k) Advisory Services programs are Rule 10b5-1 plans with respect to Company securities you hold in a 401(k) account; accordingly, Restricted Persons that hold Company securities in their 401(k) account may not enter into or terminate a Fidelity Advisory Services program, or establish or change any allocation to Company securities pursuant to such a program, during a restricted period.

Pre-Approval Requirements Applicable to Directors, Section 16 Officers and Management Committee Members

Other than as provided in “Exception to Pre-Approval Requirements” below, all Directors, Section 16 Officers and Management Committee members are required to obtain the written approval of the Corporate Secretary or General Counsel prior to engaging in a transaction in the securities of the Company. Approval is required not only for transactions engaged in by such persons, but also for transactions engaged in by their Related Parties. Requests for approval may not be submitted during any restricted period described above unless the request for approval applies to a transaction that does not result in a change in your beneficial ownership of Company securities.

Pre-Approval Process. It is the responsibility of each director, Section 16 Officer and Management Committee member to submit, in writing (or by email), a formal notification to the Corporate Secretary or General Counsel in advance of any proposed transaction by such person or by any of their Related Parties. Such notice shall describe fully the details of the proposed transaction, including the nature of the transaction, the number of shares and the parties involved. The transaction may not be initiated until there has been direct communication from Legal Services that the transaction is approved.

If a transaction for which clearance has been granted is not completed within the trading day for which approval was granted, the transaction must again be submitted to the Corporate Secretary or General Counsel to re-initiate the pre-clearance process.

If a material event or development affecting the Company remains nonpublic, you will not be given permission to effect transactions in Company securities, and you may not be informed of the reason. If you become aware of the reason for an event-specific prohibition on trading, you may not disclose the reason for the prohibition to third parties, and should avoid disclosing the existence of the prohibition. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be executed at the time.

Company Plan Blocks. The Company may impose automatic blocks of transactions in Company securities under its stock-based plans and programs. This includes stock option and restricted stock programs and the Company 401(k) plan. If such blocks are imposed, you will not be able to effect transactions until Legal Services clears your transactions with the plan or program administrators.

10b5-1 Plans. You must receive pre-clearance to establish a Rule 10b5-1 plan for preplanned transactions. A transaction effected under an existing approved Rule 10b5-1 plan does not need to be pre-cleared. Nonetheless, for directors and Section 16 Officers, these transactions must be reported to the SEC on a Form 4, generally within two business days from the date of execution. Once a Rule 10b5-1 plan has been established, as a matter of Company policy, such plan may not be amended, modified or terminated, individual trades may not be cancelled and trading may not take place outside of the trading plan, in each case unless there are special circumstances and you have secured the prior written consent of the Corporate Secretary or General Counsel.

Exception to Pre-Approval Requirements. The only exception to the pre-approval requirement is for the automatic exercise of in-the-money employee stock options that are about to expire pursuant to the terms of the option.

Rule 144 Requirements. All directors and Section 16 Officers must comply with SEC Rule 144 when selling Company securities. In most cases, you will have to file with the SEC a Form 144 before selling. When you pre-clear your transaction, Legal Services will make sure that the other Rule 144 requirements may then be met.

III.Company Transactions

From time to time, the Company and its subsidiaries may engage in transactions in Company securities. It is the Company’s policy to comply with all applicable securities laws when engaging in transactions in Company securities.

IV.Assistance

Questions about this Policy, or about specific transactions, including requests for pre-approval of proposed transactions, should be directed to any of the following persons:
Corporate Secretary
General Counsel

Violations of this Policy may result in disciplinary action, up to and including termination of employment with, or service as a director of, the Company and any such violation of the Policy may be referred to Corporate Compliance.

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